FOR IMMEDIATE RELEASE

SBS Technologies Announces the Appointment of
Harold E. Kennedy to its Board of Directors

Albuquerque, New Mexico (December 17, 2004) - SBS Technologies® (Nasdaq: SBSE), a leading designer and manufacturer of embedded computer solutions for the government, commercial, and communications infrastructure markets, announced today that Harold E. Kennedy has been appointed to its Board of Directors.

"We are extremely pleased to have Hal Kennedy join the Board of Directors, and look forward to his contributions to the strategic direction of our company," said Christopher J. Amenson, Executive Chairman of SBS Technologies. Hal has an extremely strong background in managing the expansion of U.S. Government business, and brings key strengths to the Board of Directors."

"I am delighted to become a part of the strong leadership team at SBS. I look forward to applying my experience and abilities to maximize the success of the Government and other businesses of SBS," said Harold E. Kennedy.

In addition to joining the Board, Mr. Kennedy has been appointed a member of the company's Audit Committee and Corporate Governance and Nominating Committee.

Mr. Kennedy held a variety of executive positions at Lockheed Martin and Martin Marietta, spanning 31 years of his 33-year career in Aerospace and Defense. In 2003, he retired from Lockheed Martin as the Corporate Vice President for Technology Commercialization. Mr. Kennedy also served as Lockheed Martin's Vice President of Strategic Planning. Prior to strategic planning, Mr. Kennedy was the Vice President for Business Development for Lockheed Martin's Information Technology and Services Business Area.

Mr. Kennedy holds a Master of Science degree in Management from the Sloan School of Management at MIT, where he attended as an Alfred P. Sloan Fellow, and a Bachelor of Science degree in Electrical Engineering from Lafayette College.

The appointment of Mr. Kennedy increases the number of independent directors on the SBS board to six, with two non-independent directors.

About SBS Technologies, Inc.

SBS Technologies, Inc. (Nasdaq: SBSE), founded in 1986, designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems. Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales and support offices in six countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, and the continued development of SBS' competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: continued health of SBS' end markets; business and economic conditions generally affecting SBS' customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS' products that could reduce sales or render certain SBS products obsolete; SBS' ability to design, test and introduce new products on a timely basis; SBS' technology capabilities; and the other risk factors listed from time to time in SBS' Securities and Exchange Commission reports, including those listed under "Risk Factors" in SBS' Annual Report on Form 10-K for the year ended June 30, 2004 filed with the SEC.

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Contact: Jennifer D. Wade
Investor Relations
Tel. (505) 875-0600
Fax. (505) 875-0404
email: jwade@sbs.com